SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.                 )

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OLD WESTBURY FUNDS, INC.

(Name of Registrant As Specified In Its Charter)

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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED MAY 4, 2015

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Large Cap Strategies Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and may allocate certain assets of the Fund to sub-advisers. This Information Statement is being furnished to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Harding Loevner LP (“Harding Loevner”) (the “Sub-Advisory Agreement”), a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about May 11, 2015, to shareholders of record of the Fund as of April 29, 2015 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more such shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 1,065,467,251.539 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the Sub-Advisory Agreement

At a meeting of the Board held on February 11-12, 2015, the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party to the Sub-Advisory Agreement (the “Independent Directors”), unanimously approved the Sub-Advisory Agreement. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement. The Board noted that, as a key threshold matter, the fees payable to Harding Loevner under the Sub-Advisory Agreement would be paid by the Adviser from the advisory fees that it receives from the Fund.

In approving the Sub-Advisory Agreement with Harding Loevner, the Board considered the overall fairness of the Sub-Advisory Agreement and whether the Sub-Advisory Agreement was in the best interests of the Fund. The Board noted that it had received and reviewed information from the Adviser with respect to Harding Loevner at the February 11-12, 2015 meeting. The Board also noted that it had received and reviewed substantial information regarding Harding Loevner, and the services to be provided by Harding Loevner to the Fund under the Sub-Advisory Agreement. This information, which included a detailed due diligence questionnaire from Harding Loevner, as well as information concerning its organization, compliance program and financial condition, formed, in part, the primary (but not exclusive) basis for the Board’s determinations. The Board also noted that the Independent Directors had met in executive session with their counsel and counsel to the Corporation, as well as with the Adviser to discuss the Adviser’s recommendation regarding Harding Loevner’s appointment. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the Sub-Advisory Agreement and discussed materials and other information provided to them. The Board concluded that they had received adequate information to make a reasonable determination with respect to the approval of the Sub-Advisory Agreement.

The Board’s conclusions are based on the comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement.

(1) The nature, extent and quality of services to be provided by Harding Loevner.

The Board considered the scope and quality of services to be provided by Harding Loevner, including the fact that Harding Loevner pays the costs of all investment and management facilities necessary for the efficient conduct of its services. The Board also considered, among other things, the qualifications and experience of the individual portfolio managers responsible for managing Harding Loevner’s portion of the Fund, as well as the compliance, operational and trading capabilities of Harding Loevner.

Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by Harding Loevner were satisfactory.

(2) The performance of Harding Loevner.

The Board considered the performance data provided by Harding Loevner with respect to other accounts and determined that Harding Loevner had demonstrated an ability to appropriately manage assets in the style expected to be used by Harding Loevner in connection with the Fund.

(3) The cost of the advisory services and comparative fee rates.

As previously discussed, the Board noted that Harding Loevner’s fee would be paid entirely by the Adviser. The Directors reviewed the level of the proposed fee against a number of different benchmarks and comparisons.

Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that Harding Loevner’s sub-advisory fee was fair and reasonable in light of the quality of services to be provided by Harding Loevner.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

The Board discussed whether any economies of scale would be realized with respect to the management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted in this regard that the proposed sub-advisory fee contained breakpoints and that the Adviser would bear Harding Loevner’s sub-advisory fee. The Directors undertook to continue to monitor the appropriateness of the sub-advisory fee, taking into account the potential impact of economies of scale, as the mandate grew.

(5) Ancillary benefits and other factors.

In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Harding Loevner, or their affiliates, from Harding Loevner’s relationship with the Fund. The Board concluded that any such fall-out benefits (such as soft dollar-credits) resulting from the proposed engagement of Harding Loevner were such that it did not affect the Board’s conclusion that the proposed sub-advisory fee was reasonable.

Conclusion

The Board, including all of the Independent Directors, concluded that the fee to be paid to Harding Loevner under the Sub-Advisory Agreement was fair and reasonable with respect to the services that Harding Loevner would provide, in light of the factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Independent Directors were also assisted by the advice of counsel to the Independent Directors, as well as counsel to the Corporation, in making this determination.

None of the members of the Board have any material interest, direct or indirect, in any material transactions with Harding Loevner or any other person(s) controlling, controlled by or under common control with Harding Loevner.

Information Regarding the Sub-Advisory Agreement with Harding Loevner

Under the terms of the Sub-Advisory Agreement, Harding Loevner will, subject to the supervision of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The Sub-Advisory Agreement generally provides that Harding Loevner will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in connection with the performance of Harding Loevner’s duties under the Sub-Advisory Agreement, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties of Harding Loevner or any of its officers, directors, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statues and codes, whether federal or state, by Harding Loevner or any of its officers, directors, members, employees, agents, or affiliates.

The Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. The Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, Harding Loevner, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the non-terminating party or parties. In addition, the Sub-Advisory Agreement terminates automatically in the event of its assignment.

The fees for Harding Loevner are based on the assets that it is responsible for managing. As indicated above, under the Sub-Advisory Agreement, the sub-advisory fee is paid by the Adviser out of the advisory fee it receives from the Fund and is not an additional charge to the Fund. The fees Harding Loevner receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to Harding Loevner are paid by the Adviser from the advisory fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

	First $1.25 billion of average net assets	Next $1.25 billion to $2.5 billion of average net assets	Average net assets exceeding $2.5 billion

Large Cap Strategies Fund	0.90%	0.85%	0.80%

The Adviser has contractually committed through October 31, 2017, to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.15%. This commitment may be changed or terminated at any time with the approval of the Board.

For the fiscal year ended October 31, 2014, the Adviser received $92,551,067 in net advisory fees from the Fund, representing 0.82% of the Fund’s average daily net assets. If Harding Loevner had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2014, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $14,668,674 or 0.13% of the Fund’s average daily net assets. As of October 31, 2014, the Fund had one other sub-adviser.

Information Regarding Harding Loevner

As one of the sub-advisers to the Fund, Harding Loevner will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in equity and equity-related securities through its Emerging Markets Equity Strategy. Harding Loevner’s investment decisions are rooted in in-depth fundamental research including analysis of the competitive structure of global industries and the competitive position of individual companies.

Harding Loevner, located at 4400 Crossing Boulevard, Bridgewater, New Jersey 08807, was founded in 1989 and is a registered investment adviser with the SEC. Harding Loevner provides investment advice and management to a variety of clients, including retirement plans, foundations and endowments, sovereign wealth funds, religious institutions, individuals, trusts, broker-dealers, banks, investment advisers, insurance companies, mutual funds, collective investment trust funds, and offshore funds. As of March 31, 2015, assets under management totaled approximately $42 billion. Affiliated Managers Group, Inc., a publicly traded company, holds approximately 60% of the equity interests in Harding Loevner. The principal executive officers of Harding Loevner include: David R. Loevner – President & Chief Executive Officer, Simon Hallett – Vice President, Treasurer & Chief Investment Officer, Lori M. Renzulli – Vice President, Chief Counsel & Chief Compliance Officer, Richard Reiter – Vice President & Chief Operating Officer, Aaron J. Bellish – Vice President & Chief Financial Officer, and Brian D. Simon – Vice President & General Counsel.

The following individuals are responsible for managing Harding Loevner’s portion of the Fund:

Mr. Rusty Johnson, CFA, is a co-lead portfolio manager of Harding Loevner’s portion of the Fund. Mr. Johnson, Portfolio Manager, Analyst and Partner, has worked for Harding Loevner since 1994. Previous to his current positions, Mr. Johnson was in International Equity Sales with Peregrine Brokerage from 1993 to 1994 and an Institutional Broker with Jardine Fleming/Robert Fleming from 1987 to 1993. Mr. Johnson also worked for Jardine Fleming/Robert Fleming and Chin Tung Futures in various analytic roles. Mr. Johnson received his BA degree in Economics from Washington & Lee University in 1986 and earned his Chartered Financial Analyst designation in 1991.

Mr. Craig Shaw, CFA, is a co-lead portfolio manager of Harding Loevner’s portion of the Fund. Mr. Shaw, Portfolio Manager, Analyst and Partner, has worked for Harding Loevner since 2001. Previous to his current position, Mr. Shaw was a Consultant in the capital markets and accounting areas from 1999 to 2000 and a Security Analyst with ABN AMRO Securities from 1996 to 1997. Mr. Shaw also worked for Barclays de Zoete Wedd, Credit Lyonnais Securities Asia and Parker Drilling Company in various analytic roles. Mr. Shaw received his BA in Business Administration from Concordia College in 1986 and MIM from American Graduate School of International Management (Thunderbird) in 1989. Mr. Shaw earned his Chartered Financial Analyst designation in 2000.

Mr. Pradipta Chakrabortty is a portfolio manager of Harding Loevner’s portion of the Fund. Mr. Chakrabortty, Portfolio Manager, Analyst and Partner, has worked for Harding Loevner since 2008. Previous to his current position, Mr. Chakrabortty worked for Templeton Capital Advisors and Cornerstone Investment Partners in various analytic roles. Mr. Chakrabortty received his BE in Engineering from BIRLA Institute of Technology & Science in 1994, his MBA in Finance and Marketing from XLRI School of Management in 1998, and his MBA from The Wharton School of the University of Pennsylvania in 2008.

Mr. Scott Crawshaw is a portfolio manager of Harding Loevner’s portion of the Fund. Mr. Crawshaw, Portfolio Manager, has worked for Harding Loevner since 2014. Previous to his current position, Mr. Crawshaw was a Senior Portfolio Manager for Russell Investments from 2004 to 2014. Mr. Crawshaw was also a Fund Manager for ISIS Asset Management from 1998 to 2003 and Assistant Investment Consultant for Bacon and Woodrow from 1995 to 1998. Mr. Crawshaw received his BSc in Mathematics from the University of Bristol in 1995.

Mr. Richard Schmidt, CFA, is a portfolio manager of Harding Loevner’s portion of the Fund. Mr. Schmidt, Portfolio Manager and Analyst, has worked with Harding Loevner since 2011. Previous to his current position, Mr. Schmidt was Chief Investment Officer with Oranda Capital Management from 2007 to 2011. Mr. Schmidt also worked for JP Morgan Asset Management, Jardine Fleming Investment Management, Jardine Fleming Securities, BT Brokerage and Winfull, Laing & Cruickshank in various analytic roles. Mr. Schmidt received his BS in Foreign Services from Georgetown University in 1986 and earned his Chartered Financial Analyst designation in 1995.

Other Investment Companies Advised or Sub-Advised by Harding Loevner. Harding Loevner currently acts as adviser or sub-adviser to the below registered investment companies or series thereof having investment objectives, strategies and policies generally consistent with Harding Loevner’s primary focus in managing the portion of the Fund for which it is responsible. The table below also states the approximate size of each such fund as of December 31, 2014, the current advisory or sub-advisory fee rate for each fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of 12/31/2014	Advisory or Sub-Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement
Harding Loevner Funds – Institutional Emerging Markets Portfolio – Class I	$1,600,000,000	1.15% on first $1 billion; 1.13% on next $1 billion; 1.11% on next $1 billion; 1.09% over $3 billion	0.01%
Harding Loevner Funds – Institutional Emerging Markets Portfolio – Class II	$183,000,000	1.15% on first $1 billion; 1.13% on next $1 billion; 1.11% on next $1 billion; 1.09% over $3 billion	0.16%
Harding Loevner Funds – Emerging Markets Portfolio	$2,400,000,000	1.15% on first $1 billion; 1.13% on next $1 billion; 1.11% on next $1 billion; 1.09% over $3 billion	—
Sub-advised registered fund	$348,000,000	0.45% on first $1.5 billion 0.42% over $1.5 billion *	—

* Pricing schedule is at relationship–level and aggregated across all related accounts. This pricing schedule is not available to other sub-advisory arrangements.

Brokerage Commissions

For the fiscal year ended October 31, 2014, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. BNY Mellon Investment Servicing (US) Inc., the Corporation’s administrator, is located at 760 Moore Road, King of Prussia, PA 19408 and Foreside Funds Distributors LLC, the Fund’s distributor, is located at 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co.	98.78%
c/o Bessemer Trust Company
100 Woodbridge Center Drive
Woodbridge, NJ 07095-1162

A21-IS0515	Old Westbury Funds, Inc.